Exhibit 99.1

India Globalization Capital Appoints Claudia Grimaldi to its Board of Directors

POTOMAC, MD– (BusinessWire – March 23, 2022) – India Globalization Capital, Inc. (NYSE American: IGC) announces that the Board has appointed Ms. Claudia Grimaldi as a non-independent Director, effective March 23, 2022. IGC now has 5 directors including a majority who are independent.

Ms. Grimaldi has been with IGC for almost 12 years with increasing responsibilities including managing SEC and NYSE filings, regulatory compliance, and disclosures. She is currently Vice President, Principal Finance Officer, and Chief Compliance Officer. She is also the Managing Director of Hamsa Biochem SAS, our subsidiary in Colombia, as well as a director of our subsidiary in India.

Ms. Grimaldi stated: “I hope to bring diversity of thought and perspective to the IGC Board. I have seen IGC overcame many obstacles and grow over the last 12 years. I feel that we are in a great place with IGC-AD1 and its potential to alleviate neuropsychiatric symptoms like agitation, anxiety, and depression in patients with Alzheimer’s disease. Working towards this possibility is a huge motivator for me and our team. I believe that I can help meaningfully advance the Company’s commitment to achieving ESG goals.”

Ms. Grimaldi graduated with a BA in Psychology with high honors from Javeriana University, a top three university in Colombia, and an MBA with high honors from Meredith College in North Carolina. She has completed Executive Education courses on SEC compliance, finance from UVA, and corporate governance from the Columbia Business School. By the end of this calendar year, she plans to complete the National Association of Corporate Directors (NACD) Directorship Certification program. She is fluent in both English and Spanish. Ms. Grimaldi’s experience, education, training, and deep knowledge of the Company and its businesses, make her well qualified to serve as a director on IGC’s Board.

About IGC:

India Globalization Capital, Inc. (IGC), headquartered in Maryland, engages in the development of cannabinoid-based therapies for healthcare applications. IGC recently completed the first Phase 1 safety and tolerability clinical trial for patients suffering from Alzheimer’s disease using a THC-based investigational new drug candidate. The Company also operates an infrastructure business based in India. www.igcinc.us, www.igcpharma.com.

Contact:

Claudia Grimaldi

info@igcinc.us

Phone: 301-983-0998